UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 19, 2005

(Date of earliest event reported)

INTERWOVEN, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-27389	77-0523543
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

803 11th Avenue, Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)

(408) 774-2000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 19, 2005, the Compensation Committee (“Committee”) of the Board of Directors of Interwoven, Inc. (“Interwoven”) approved Interwoven’s 2005 Executive Officer Incentive Bonus Plan (“Plan”). The Plan provides incentives to designated executive officers to assist Interwoven in achieving revenue and pro forma operating income targets for the year ending December 31, 2005, and for each calendar quarter of 2005.

The 2004 named executive officer participants under the Plan, and their target bonus amounts under the Plan, are: John J. Bara, Senior Vice President of Marketing ($100,000); Martin W. Brauns, Chairman and Chief Executive Officer ($300,000); John E. Calonico, Jr., Senior Vice President of Finance and Chief Financial Officer ($100,000); Steven J. Martello, Senior Vice President of Client Services ($25,000); and Rafiq R. Mohammadi, Senior Vice President and Chief Technology Officer ($100,000).

Under the Plan, participants are eligible to receive up to four quarterly bonuses and one annual bonus. Each target bonus payment is an amount equal to 20% of the participant’s target bonus amount for the year; the actual bonus payment is the target bonus payment multiplied by a percentage (which may be less than or more than 100%) that depends upon achievement of corporate targets.

Corporate targets that influence executive bonuses under the Plan are expressed in terms of total revenue and pro forma operating income. The specific revenue and pro forma operating income targets are not public information. These corporate targets are given equal weight in determining actual bonus payments.

The Plan also provides that the Committee has the discretion to adjust quarterly or annual bonus amounts under the Plan based on a recommendation by Interwoven’s Chief Executive Officer after review of a participant’s performance.

Interwoven’s Board of Directors or the Committee may amend the Plan at any time; however, no amendment may increase total revenue or pro forma operating income targets without the consent of the Plan participants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERWOVEN, INC.
(Registrant)

Date: January 24, 2005	By:	/s/ John E. Calonico, Jr.
John E. Calonico, Jr.
Senior Vice President and Chief Financial Officer